Filed Pursuant To Rule 433
Registration No. 333-167132
August 20, 2010
Excerpt from SPDR Nuveen Barclays Capital Build America Bond ETF (BABS)
SPDR Nuveen Barclays Capital Build America Bond ETF (BABS) For investment Professional Use only – Not to Be Distributed to the Public Do not reproduce or reprint without the written permission of SSgA. Precise in a world that isn’t,

Agenda Nuveen Relationship The Municipal Bond Market Build America Bonds — what are they and how do they work? The Case for Build America Bonds Product Information Index Information Competitor Information

SPDR Nuveen Municipal Bond ETFs

The SPDR SSgA and Nuveen Combination SSgA (State Street Global Advisors) Innovator in ETF market - Launched first ETF in 1993—SPDR S&P 500 ETF (SPY) — Launched first commodity ETF in 2004—SPDR Gold Shares (OLD) — Helped launch municipal bond ETF category in September 2007 Currently offers 91 ETFs across a wide range of asset classes - $11 billion in fixed income ETFs, including $2 billion in municipal bond ETFs — Second largest* ETF family, with more than $180 billion in assets — Two largest ETFs—SPY and GLD

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.